AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998
                                                         REG. NO. 333-67029

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                          -----------------------
                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                          -----------------------
                        DAL-TILE INTERNATIONAL INC.
           (Exact name of Registrant as specified in its charter)


         DELAWARE                 7834 HAWN FREEWAY               13-3548809
      (State or other             DALLAS, TX 75217             (I.R.S. Employer
       jurisdiction                (214) 398-1411            Identification No.)
    of incorporation or
       organization)

            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)
                          -----------------------
                             JACQUES R. SARDAS
                         PRESIDENT, CHIEF EXECUTIVE
                     OFFICER AND CHAIRMAN OF THE BOARD
                           DAL-TILE INTERNATIONAL
                             7834 HAWN FREEWAY
                              DALLAS, TX 75217
                               (214) 398-1411
             (Name, address, including zip code, and telephone
             number, including area code, of agent for service)
                          -----------------------
                                   COPIES TO:
         FREDERICK H. FOGEL, ESQ.                   JOHN M. BRANDOW, ESQ.
 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON           DAVIS POLK & WARDWELL
           ONE NEW YORK PLAZA                         450 LEXINGTON AVE.
           NEW YORK, NY 10004                         NEW YORK, NY 10017
             (212) 859-8000                             (212) 450-4000

                          -----------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                          -----------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                          -----------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION  STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

[RED HERRING]


The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER 12, 1998
                              7,822,322 SHARES

                        DAL-TILE INTERNATIONAL INC.

                                COMMON STOCK
                      --------------------------------

         ARMSTRONG IS OFFERING 7,822,322 SHARES OF COMMON STOCK OF
                                 DAL-TILE.
                   -------------------------------------

 DAL-TILE'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE
                  SYMBOL "DTL". ON NOVEMBER 12, 1998, THE
                REPORTED LAST SALE PRICE OF THE COMMON STOCK
              ON THE NEW YORK STOCK EXCHANGE WAS $9 PER SHARE.
                   -------------------------------------

               INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                  SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                    -----------------------------------

                              PRICE $ A SHARE
                 -----------------------------------------

                                       Underwriting
                           Price to   Discounts and   Proceeds to
                            Public      Commissions    Armstrong
                            ------      -----------    ---------
Per Share............... $
Total................... $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on November , 1998.

                   --------------------------------------

                         MORGAN STANLEY DEAN WITTER

November     , 1998

                             TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

Prospectus Summary........................................................3
Risk Factors..............................................................4
Use of Proceeds..........................................................12
Selling Stockholder......................................................12
The Underwriter..........................................................13
Where You Can Find More Information......................................14
Legal Matters............................................................15
Experts..................................................................15
                           ----------------------

     You should rely only on the information contained in or incorporated into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     In this prospectus, "Dal-Tile" refers to Dal-Tile International Inc. and the "company," "we," "us" and "our" refer to Dal-Tile and its subsidiaries, including the operations of American Olean Tile Company, Inc., which Dal-Tile acquired on December 29, 1995. Daltile(R), American Olean(R), Home Source(R) and Dal-Monte(R) are registered trademarks of the company. In this prospectus "Armstrong" and the "selling stockholder" refers to Armstrong World Industries, Inc. and its subsidiaries.

                         FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions including, among other things, those discussed under "Risk Factors" below and the following:

     *    the  impact  of  competitive   pressures  and  changing  economic
          conditions on our business;

     *    our  dependence  on  residential   and  commercial   construction
          activity;

     *    our high level of indebtedness;

     * currency fluctuations and other factors relating to our foreign manufacturing operations;

     *    the impact of pending  reductions  in tariffs and custom  duties;
          and

     *    environmental laws and other regulations.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in and incorporated into this prospectus might not occur.

                             PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information incorporated into this prospectus regarding our company, the common stock being sold in the offering and our financial statements and notes thereto.

     We use the terms "floor" and "wall" tile to identify the most common uses for a particular size or variety of tile; tile consumers use all sizes and varieties of the products in all types of applications. When we make statements in this prospectus or in documents incorporated by reference about our market share or competitive position, investors should understand that these statements are only estimates and approximations, and are inherently imprecise. References to fiscal year 1998 refer to our fiscal year ending January 1, 1999; references to fiscal year 1997 refer to our fiscal year ended January 2, 1998; and references to fiscal year 1996 refer to our fiscal year ended January 3, 1997.

     We produce and distribute a broad line of high-quality ceramic wall tile and floor tile products for both residential and commercial applications, marketed primarily under our Daltile, American Olean and Home Source brand names. We believe that we are the largest manufacturer, distributor and marketer of ceramic tile in the United States, and one of the largest in the world.

     We commenced operations in 1947 as the Dallas Ceramic Company and established our first wall tile manufacturing facility and corporate headquarters in Dallas, Texas. On December 29, 1995, we completed the acquisition of American Olean Tile Company, Inc. from Armstrong World Industries, Inc.

     Our principal executive offices are located at 7834 Hawn Freeway, Dallas, Texas 75217. Our telephone number at that address is (214) 398-1411.

                                THE OFFERING

Common stock offered by
   Armstrong.......................     7,822,322 shares

Common stock owned by
   Armstrong after the offering....     Armstrong   will   not   own   any
                                        Dal-Tile    shares    after    the
                                        offering.

Shares outstanding after the
   offering........................     53,552,246 shares

Use of Proceeds....................     We  will  not  receive  any of the
                                        proceeds of the offering.

Risk Factors.......................     See   "Risk    Factors"    for   a
                                        discussion  of factors  you should
                                        carefully      consider     before
                                        deciding  to  invest  in shares of
                                        the common stock.

Dividend Policy....................     We  do  not  currently  anticipate
                                        paying any cash dividends.

NYSE Symbol........................     DTL

                                RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

SIGNIFICANT INDEBTEDNESS; PRINCIPAL AND INTEREST PAYMENT OBLIGATIONS

     We have a high level of indebtedness and, as a result, have significant obligations to repay principal and to pay interest on our debt. At October 2, 1998, our outstanding debt was approximately $517.6 million, including borrowings under our bank credit facility.

     Our high level of indebtedness has important consequences to our stockholders, such as:

          * we must use a substantial portion of our cash flow from operations to pay our debt service obligations;

          * we are more sensitive to a downturn in general economic conditions and changes in our industry;

          * our ability to respond to market conditions (including our ability to make capital expenditures) or to meet our contractual or financial obligations may be limited;

          * we are subject to restrictive financial and operating covenants that could limit our ability to conduct our business;

          * we may have a higher level of indebtedness than our competitors; and

          * we may be limited in our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes.

     Our credit agreement requires us to make the following principal payments:

          * quarterly amortization payments on the remaining portion of our $275 million Term A Loan starting in the third quarter of fiscal year 1998 through December 31, 2002, at various scheduled amounts (including an aggregate of $12.5 million in fiscal year 1998 and $40 million in fiscal year 1999);

          * quarterly amortization payments on our $125 million Term B Loan through December 31, 2003 (including an aggregate of $1 million in each of fiscal year 1998 and
               1999); and

          * repayment of all borrowings under our $250 million revolving credit facility on December 31, 2002.

RESTRICTIONS IN CREDIT AGREEMENT ON OUR OPERATIONS

     Our credit agreement contains significant operating and financial covenants (each of which is more fully described in our credit agreement). The financial covenants include requirements that we maintain agreed levels in the following areas:

          *    consolidated net worth;

          *    current ratio;

          *    consolidated interest coverage;

          *    consolidated leverage ratio; and

          *    consolidated EBITDA.

A breach of any of the covenants under our credit agreement could result in an event of default. This would allow our lenders to declare all borrowed amounts, together with accrued interest, to be immediately due and payable.

     During the current fiscal year, certain of these financial covenants began to become increasingly more stringent. Because of these financial covenants and the debt service requirements under our credit agreement, we expect that we will be required to seek to refinance our borrowings or amend the terms of our credit agreement in 1999, or possibly sooner. We are currently in discussions with our lenders regarding amending the financial covenants.

     Our ability to satisfy our debt service obligations, to amend or refinance our borrowings and to raise capital through other means, such as selling assets or raising equity capital, depends on our financial and operating performance. Our financial and operating performance is subject to economic conditions and financial, business and other factors beyond our control.

     If we  raise  additional  funds  by  issuing  equity  securities,  the percentage ownership of our stockholders at that time would be diluted. Also, new equity securities may have rights senior to those of the common stock. We are uncertain as to whether we will be able to obtain the future borrowing facilities necessary to repay or refinance our current borrowings. We also are not sure that our lenders will agree to any requested modification of the terms of our indebtedness or that our operating results will allow us to comply with our obligations under any new or amended credit agreement. We expect that debt incurred as part of a refinancing would involve higher borrowing costs.

RISKS RELATED TO INTEGRATION OF AMERICAN OLEAN; OPERATING LOSSES AND NEGATIVE CASH FLOW

     We have experienced difficulties in the complex task of integrating the American Olean operations, which we purchased in December 1995, with our operations. Delays in bringing the combined companies onto a common, fully integrated management information system affected many aspects of our operations, particularly our logistics systems. As a result, we overproduced some products and underproduced others. Transportation costs increased because we needed to relocate inventory to meet demand. These factors adversely affected customer service, and we lost sales. Accounts receivable and inventory increased significantly, which adversely affected our cash flow in 1996 and 1997.

     The  difficulties   associated  with  the  integration   significantly
affected our financial results. For example:

          *    sales declined 6.1% in 1997 compared to 1996;

          * operating margins declined to 3.0% in 1997 from 14.8% in 1996, excluding the charges described below, and certain merger integration charges;

          * operating income declined $86.4 million to $20.5 million in 1997 from $106.9 million in 1996, excluding the charges described below, and certain merger integration charges; and

          * we experienced negative free cash flow of $(92.9) million in 1997 and $(60.7) million in 1996.

     We recorded charges of $24.7 million during the second quarter of 1997 and $65.4 million during the third quarter of 1997. These charges were principally non-cash charges for the write-down of obsolete and slow moving inventories, uncollectible trade accounts receivable, and other non-productive assets, and costs for restructuring of manufacturing, store operations and corporate administrative functions.

     We believe that we have taken adequate charges for the costs associated with the integration efforts, but we cannot be certain that we will not incur charges for similar matters in the future. In addition, although we have taken a number of actions to resolve the difficulties associated with completing the integration, we are not certain that we have taken or will be able to take all necessary steps, or that we will maintain profitability and positive cash flow in the future.

     We have substantially completed the conversion of our management information systems, primarily onto the platform used by American Olean. While our current information systems platform has allowed us to operate during the integration, we expect that we will need to make additional systems investments to improve the performance of our supply chain. Further, as we grow and our customer service requirements increase in the future, we expect that we will need to make additional investments in our information systems. In the second quarter of 1999, we expect to shift from computer services currently provided by Armstrong to those provided by a third party. Although we believe we have adequately prepared for this conversion, it is possible that material disruptions to our operations could occur.

     The continued success of the integration could be affected by a number of factors beyond our control, including:

          *    general economic conditions;

          *    increased operating costs;

          * potential loss of sales arising from our cost savings initiatives or otherwise;

          *    the response of competitors or customers; and

          *    further delays or difficulties in implementation.

CYCLICAL BUSINESS

     The U.S. ceramic tile industry is highly dependent on residential and commercial construction activity--new construction as well as remodeling. This construction activity is cyclical in nature and is significantly affected by changes in general and local economic conditions. These conditions include:

          *    interest rates;

          *    housing demand;

          *    employment levels;

          *    financing availability;

          *    commercial rental vacancy rates; and

          *    consumer confidence.

     A  prolonged   decline  in  residential  or  commercial   construction
activities could result in a significant decrease in our operating performance.

COMPETITIVE INDUSTRY

     We sell our products in a highly competitive marketplace. In the floor and wall covering businesses, we compete with vendors of carpet, resilient flooring, wood flooring, laminates, stone, wallpaper, paint and other products. We also face extensive competition from domestic and foreign manufacturers and independent distributors of ceramic tile. Although we believe that we are the largest manufacturer, distributor and marketer of ceramic tile in the United States, some of our U.S. competitors are subsidiaries of publicly held companies that may have greater resources and access to capital than we do. In addition, some of our foreign competitors may be larger and have greater resources and access to capital than we do. In 1997, approximately 60% of U.S. ceramic tile sales (by unit volume) consisted of imports, including the approximately 7% of all ceramic tile sold in the United States that we manufactured in Mexico. In recent years, imports have accounted for an increasing proportion of U.S. ceramic tile sales. Consequently, changes in exchange rates or global economic conditions could affect our position with respect to our foreign competitors.

MANAGEMENT TRANSITION

     We are experiencing a period of management transition that has placed, and may continue to place, a significant strain on our organizational resources and personnel. We hired Jacques R. Sardas as Chief Executive Officer in July 1997 and he has assembled a new senior management team. Our ability to manage the integration of Dal-Tile and American Olean operations and future business initiatives successfully will require our new management personnel to work together effectively and will require us to improve our operational, management and financial systems and controls. If our management is unable to manage this transition effectively, our business, competitive position, and financial results will be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

     We rely on our key management personnel. In particular, we depend on the continued employment of Jacques R. Sardas, our Chairman, President and Chief Executive Officer. We have entered into an employment agreement with Mr. Sardas which extends through December 31, 2001. Our future success will also depend on our ability to attract and retain highly skilled personnel in various areas, including technical, marketing, sales and management. If we do not succeed in retaining and motivating our current employees and attracting new employees we need, our business could suffer significantly.

IMPACT OF MEXICAN OPERATIONS; CURRENCY FLUCTUATIONS

     Forty-three percent of our manufacturing capacity is owned and operated by our Mexican subsidiaries (exclusive of manufacturing capacity available from our Mexican joint venture). Accordingly, an event that has a material adverse impact on our Mexican operations may have a material adverse impact on our operations as a whole. The marketing, manufacturing and regulatory environments in Mexico differ somewhat from those in the United States.

     Our Mexican facility primarily provides ceramic tile to our U.S. operations and in addition sells ceramic tile in Mexico. In fiscal year 1997 and through the third quarter of 1998, sales in Mexico represented approximately 3% of our consolidated net sales. Our sales in Mexico are denominated in pesos and primarily all of our Mexican facility's cost of sales and operating expenses are denominated in pesos. In fiscal year 1997 and through the third quarter of 1998, peso-denominated cost of sales and operating expenses represented approximately 7% of our consolidated cost of sales and operating expenses.

     Exposure to exchange rate changes is favorable to operating results when the peso devalues against the U.S. dollar, since our costs relating to our Mexican operations are primarily denominated in pesos and our revenues relating to our Mexican operations are primarily denominated in dollars. As the peso appreciates against the U.S. dollar, the effect is unfavorable to operating results. In addition to exchange rate changes affecting operating results, we recognize foreign currency transaction gains or losses in other income and expense. We recorded a foreign currency transaction gain of approximately $0.6 million in fiscal 1997 and approximately $1.2 million through the third quarter of 1998. In addition, the translation of foreign assets and liabilities into dollars may result in non-cash increases or reductions to stockholders' equity. We have not historically entered into peso currency forward contracts.

     The Mexican peso has been subject to large devaluations in the past, and may be subject to significant fluctuations in the future. The peso devalued 2.65% during 1997 and approximately 28% through the third quarter of 1998. These devaluations resulted in a reduction of stockholders' equity of approximately $1.4 million in 1997 and $12.6 million through the third quarter of 1998 as a result of translating peso-denominated assets and liabilities into dollars. Any future devaluation of the peso against the dollar will result in a reduction of stockholders' equity.

     Over the last few years, the Mexican government has begun a program of reform to modify its role in the Mexican economy. Nevertheless, the Mexican government continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions concerning the economy could have significant effects on private companies, including us. Future Mexican governmental actions or future developments in the Mexican economy, including a slowdown of the Mexican economy or the development of any social unrest, may impair our operations or financial condition or adversely affect the market price of our common stock.

TARIFFS AND CUSTOMS DUTIES

     The United States is a party to the General Agreement on Tariffs and Trade. Under GATT, the United States currently imposes import duties on ceramic tile imported from non-North American countries at approximately 15%, to be reduced steadily to 8 1/2% by 2004. Accordingly, GATT may stimulate competition from non-North American manufacturers who export ceramic tile to the United States. We are uncertain what effect GATT may have on our operations.

     In 1993, Mexico, the United States and Canada approved the North American Free Trade Agreement. NAFTA will remove most normal customs duties imposed on goods traded among the three countries. Although NAFTA lowers the tariffs imposed on our ceramic tile manufactured in Mexico and sold in the United States, it also may stimulate competition in the United States and Canada from manufacturers located in Mexico. The United States currently imposes import duties on ceramic tile from Mexico of approximately 13%, although these duties on imports from Mexico are being phased out steadily under NAFTA through 2008. We are uncertain what effect NAFTA may have on our operations.

CONTROL BY CERTAIN STOCKHOLDERS

     Currently and following the offering, DTI Investors LLC, which is controlled by AEA Investors Inc., will own approximately 53.4% of our outstanding common stock. Accordingly, AEA Investors has sufficient voting power to decide the results of matters submitted to a vote of stockholders. Furthermore, this control could preclude a non-negotiated takeover attempt and, consequently, adversely affect the price of our common stock.

REGULATIONS AND ENVIRONMENTAL CONSIDERATIONS

     Our operations are subject to various U.S. and Mexican environmental laws, including laws addressing materials used in our products. In addition, certain of our operations are subject to U.S. and Mexican environmental laws that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Although we believe that we have made sufficient capital expenditures to maintain compliance with existing laws, we may need to increase our spending as compliance standards and technology change. If changes in law require unforeseen significant expenditures, our business and financial condition may be adversely affected.

     We have been, and presently are, the subject of administrative proceedings, litigation and investigations relating to environmental and related matters. We do not believe that such proceedings, litigation and investigations will have a material impact on our operations. This belief is based on a number of factors, including certain indemnification rights we enjoy. However, it is possible that we will become involved in future litigation or other proceedings. If we were found to be responsible or liable in any litigation or proceeding, it is possible that such costs will be material, or that payment under our indemnification rights will not be available or sufficient.

LIMITED TRADING MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Our common stock is traded on the New York Stock Exchange. The average daily trading volume for the common stock as reported by the NYSE for the third quarter of 1998 was approximately 107,000 shares. Despite the increase in the number of shares of common stock to be publicly held as a result of the offering, we are uncertain as to whether a more active trading market in the common stock will develop. The price of our common stock may vary significantly as a result of many factors, including:

          *    our results of operations;

          *    analyst estimates; and

          *    general market conditions.

     In addition, the securities markets sometimes experience significant price and volume fluctuations. These fluctuations are often unrelated or disproportionate to the operating performance of particular companies. Following the offering, sales or the expectation of sales of substantial amounts of common stock in the public market by us or our stockholders could adversely affect the prevailing market prices for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

     We have 53,552,246 shares of common stock outstanding. All of these shares are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by affiliates, including 28,604,811 shares held by DTI Investors LLC. In connection with the offering, we, our directors and executive officers, and DTI Investors LLC have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, each will not sell any shares of common stock. These restrictions only apply until the later of (i) January 1, 1999 or (ii) 45 days after the date of this prospectus, and do not apply to shares issued under our option plan. See "The Underwriter."

     In addition, as of October 15, 1998, there were 10,586,425 shares of common stock reserved for issuance pursuant to our stock option plans and options for the purchase of 9,215,356 shares of common stock were outstanding. These shares will be available for sale in the public market from time to time upon registration or pursuant to available exemptions from registration.

IMPORTANCE OF RELATIONSHIP WITH HOME DEPOT

     Approximately 10% of our revenues in the first three quarters of fiscal 1998 consisted of sales to Home Depot. We believe that our relationship with Home Depot is good, but we cannot be certain that we will be able to maintain this relationship. The loss of Home Depot as a customer or a significant reduction in sales to Home Depot could cause our business to suffer significantly.

IMPACT OF YEAR 2000

     Some of our computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that may recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We continue to modify and replace portions of our software and hardware so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 costs are estimated at approximately $6.0 million and will be recorded as expenses as they are incurred. To date, we have incurred expenses totaling $2.8 million and have completed our Year 2000 assessment. In addition, we have developed a Year 2000 modification plan and completed a significant portion of the activities called for in the plan.

     The project is estimated to be completed no later than the end of the second quarter of 1999, which is prior to any anticipated impact on our operating systems. We believe that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for our computer systems. However, if we do not make the necessary modifications and conversions or do not complete them on time, the Year 2000 issue could have a material impact on our operations.

     The cost of the project and the date by which we believe we will complete the Year 2000 modifications are based on our best estimates, which were derived utilizing a number of assumptions about future events, such as:

          *    the availability and cost of personnel trained in this area;

          * the ability to locate and correct all relevant computer codes;

          *    the performance of key software and hardware vendors; and

          *    other similar uncertainties.

     However, we are not sure that our estimates will be achieved and our actual results could differ materially from those we anticipate.

     In addition, our operations and financial condition could also suffer significantly if the Year 2000 issue significantly disrupts the operations of our major customers or suppliers.

ANTITAKEOVER PROVISIONS

     Our certificate of incorporation and bylaws contain certain provisions that could have the effect of discouraging or making it more difficult for someone to acquire us through a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our stockholders. These provisions include advance notice procedures for stockholders to nominate candidates for election as members of our board of directors and for stockholders to submit proposals for consideration at stockholders' meetings. Our ability to issue preferred stock, in one or more classes or series, with such powers and rights as may be determined by our board of directors, also could make such an acquisition more difficult. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of our stockholders.

     We are subject to Section 203 of the Delaware General Corporation Law which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of Delaware law also may have the effect of deterring certain potential acquisitions of us.

NO DIVIDEND PAYMENTS ARE EXPECTED

     We do not currently anticipate paying any cash dividends. In addition, our ability to pay dividends on our common stock is restricted under the terms of our credit agreement.

                              USE OF PROCEEDS

     We will not receive any proceeds from the offering.



                            SELLING STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of common stock that Armstrong is offering to sell immediately prior to the offering and as adjusted to reflect the sale of the shares of common stock.

                                 SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                     OWNED PRIOR                   OWNED
                                   TO THE OFFERING          AFTER THE OFFERING
                                 -------------------       -------------------


NAME AND ADDRESS OF BENEFICIAL NUMBER (1)  PERCENT  SHARES  NUMBER     PERCENT
OWNER                                               OFFERED
------------------------------ ----------  -------  ------- ------     -------
   Armstrong Enterprises,
     Inc.(1).................  7,822,322    14.6%  7,822,322  --         --
     Liberty and Charlotte
     Streets
     P.O. Box 3001
     Lancaster, PA 17604
   Armstrong World Industries,
     Inc.(1)..................  7,822,322    14.6%  7,822,322  --        --
     Liberty and Charlotte
     Streets
     P.O. Box 3001
     Lancaster, PA 17604
-------------

(1) Based on information supplied to us by Armstrong Enterprises, Inc., which is a wholly owned subsidiary of Armstrong World Industries, Inc.


OUR RELATIONSHIP WITH ARMSTRONG WORLD INDUSTRIES; SHAREHOLDERS AGREEMENT

     On December 29, 1995, Armstrong World Industries acquired 37% of Dal-Tile's outstanding capital stock in connection with our acquisition of American Olean. At that time, we also entered into a shareholders agreement and agreements with Armstrong relating to our use of certain trademarks Armstrong owned, and Armstrong's supply to us of certain transition services, raw materials produced at a mine operated by Armstrong and computer services. The agreements relating to trademarks, transition services and raw materials are no longer in effect and the agreement relating to computer services (for which we pay Armstrong approximately $7 million per year) will expire on May 31, 1999.

     In June of 1998, Armstrong sold 10,350,000 shares of our common stock in a public offering.

     Pursuant to the shareholders agreement, as currently in effect, Armstrong has the right to appoint one member of Dal-Tile's Board of Directors, although Armstrong has not done so. The shareholders agreement also provides for registration rights under certain circumstances under the Securities Act. The shareholders agreement will terminate upon the completion of the offering.


                              THE UNDERWRITER

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof (the "underwriting agreement"), Morgan Stanley & Co. Incorporated as the underwriter has agreed to purchase, and Armstrong has agreed to sell to the underwriter, 7,822,322 shares of common stock.

     Morgan Stanley is offering the shares of common stock subject to its acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered hereby is subject to the approval of certain legal matters by its counsel and to certain other conditions. Morgan Stanley is obligated to take and pay for all of the shares of common stock offered hereby if any are taken.

     Morgan Stanley initially proposes to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ a share under the public offering price. Morgan Stanley may allow, and such dealers may reallow, a concession not in excess of $ a share to certain dealers. After the initial offering of the shares of common stock, Morgan Stanley may vary the offering price and other selling terms from time to time.


     Dal-Tile will pay the expenses of the offering, expected to be approximately $172,500, other than underwriting discounts and commissions. Armstrong will receive all proceeds of the offering and will pay the
underwriting   discounts  and  commissions   shown  on  the  cover  of  the
prospectus.


     Each of Dal-Tile, Dal-Tile's directors and executive officers (for so long as they remain in such capacities) and DTI Investors LLC has agreed that, without the prior written consent of Morgan Stanley, it will not, until the later of (i) January 1, 1999 or (ii) 45 days after the date of this prospectus (1) offer, pledge, loan, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any securities are then owned by such person or are thereafter acquired directly from Dal-Tile), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the common stock, whether any such transaction described in clause (1) or (2) of this paragraph is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) in the case of DTI Investors LLC, make any demand for, or exercise any right with respect to, registration of any shares of common stock or (4) in the case of Dal-Tile, file a registration statement with the SEC for an offering of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than a registration statement or Form S-8 or an equivalent form), other than, with respect to clauses (1), (2), (3) and (4) above, (i) the offer and sale of the shares of common stock made in connecting with this offering and (ii) options to purchase common stock, or shares of common stock issued or issuable under our existing stock option and stock purchase plans.

     In order to facilitate the offering of the common stock, Morgan Stanley may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, Morgan Stanley may over-allot in connection with the offering, creating a short position in the common stock for its own account. In addition, to cover over-allotments or to stabilize the price of the common stock, Morgan Stanley may bid for, and purchase, shares of common stock in the open market. Finally, Morgan Stanley may reclaim selling concessions allowed to a dealer for distributing the common stock in the offering, if Morgan Stanley repurchases previously distributed common stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. Morgan Stanley is not required to engage in these activities, and may end any of these activities at any time.

     Dal-Tile,  Armstrong and Morgan  Stanley have agreed to indemnify each
other  against  certain  liabilities,   including   liabilities  under  the
Securities Act.

     From time to time, Morgan Stanley has provided, and may continue to provide, investment banking services to Dal-Tile and Armstrong.

     More than 10% of the net proceeds of the offering may be paid to affiliates of Morgan Stanley. Accordingly, the offering is being made pursuant to the provisions of section (c)(8) of Rule 2710 of the NASD Conduct Rules.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          * Annual Report on Form 10-K and Form 10-K/A for the year ended January 2, 1998;

          * Quarterly Reports on Form 10-Q for the quarters ended April 3, 1998, July 3, 1998 and October 2, 1998;

          * The Proxy Statement dated April 3, 1998 relating to the 1998 Annual Meeting of Stockholders held April 30, 1998; and

          * The description of the common stock contained in our registration statement on Form 8-A, dated July 16, 1996 (File No. 1-11939).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Mark A. Solls
     Vice President, General
     Counsel and Secretary
     Dal-Tile International Inc.
     7834 Hawn Freeway
     Dallas, Texas 75217
     (214) 398-1411

                               LEGAL MATTERS

     Certain legal matters will be passed upon for the company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, for Morgan Stanley by Davis Polk & Wardwell, New York, New York, and for the selling stockholder by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                  EXPERTS

     The Consolidated Financial Statements and consolidated financial statement schedule of Dal-Tile at January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, are included in Dal-Tile's annual report on Form 10-K and Form 10-K/A and are hereby incorporated by reference and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  PART II


                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The following table sets forth the estimated expenses to be borne by us, in connection with the issuance and distribution of the securities being registered hereby, other than underwriting and commissions.


       SEC registration fee..........................     $19,368
       NASD filing fee...............................       7,467
       Accounting fees and expenses..................      50,000
       Legal fees and expenses.......................      75,000
       Blue Sky expenses and counsel fees............       3,000
       Printing and engraving expenses...............      10,000
       Transfer Agent and Registrar's fees and
       expenses......................................       2,500
       Miscellaneous expenses........................       5,165
                                                         --------

           Total.....................................    $172,500
                                                         ========

-------------
* Except for the SEC registration fee and the NASD filing fee, all the foregoing expenses have been estimated.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Second Amended and Restated Certificate of Incorporation of Dal-Tile provides as follows:

     "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director."

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     Under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the
corporation  as  a  director,   officer,   employee  or  agent  of  another
corporation or business association in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Dal-Tile has entered into agreements to provide indemnification for its directors in addition to the indemnification provided for in the Restated Bylaws of Dal-Tile. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorney's fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of Dal-Tile, on account of services as a director or officer of any affiliate of Dal-Tile, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of Dal-Tile.

     The form of Indemnification Agreement filed as Exhibit 1.1 provides for the indemnification of Dal-Tile, its controlling persons, its directors and certain of its officers by Morgan Stanley against certain liabilities, including liabilities under the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a)  EXHIBITS.  The  following  is a list of exhibits  filed as part of the
                Registration Statement.


      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
      1.1 Form of Indemnification Agreement between Morgan Stanley & Co. Incorporated and Dal-Tile International Inc.

      1.2.      Form of  Underwriting  Agreement,  among  Morgan  Stanley & Co.
                Incorporated   and  Armstrong   World   Industries,   Inc.  and
                Armstrong Enterprises, Inc.

      2.1. Stock Purchase Agreement, dated as of December 21, 1995, by and among Dal-Tile International Inc., Armstrong Enterprises, Inc., Armstrong Cork Finance Corporation and Armstrong World Industries, Inc. (Filed as Exhibit 2 to Dal-Tile's Current Report on Form 8-K filed on January 16, 1996 and incorporated herein by reference.)

      4.1. Specimen form of certificate for common stock. (Filed as Exhibit 4.1 to Dal-Tile's Registration Statement on Form S-1 (No. 333-5069) and incorporated herein by reference.)

      5.1. Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the company, as to the legality of the securities being offered.

      23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

      23.2.     Consent of Ernst & Young LLP.

      24.1. Powers of Attorney (included on pages II-4 and II-5 of the Registration Statement).
-------------



ITEM 17.    UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the company pursuant to Rule 424(b)(1) or
(4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                 SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS ON THE 12TH DAY OF NOVEMBER, 1998.


                                    DAL-TILE INTERNATIONAL INC.



                                    By: /s/ Mark A. Solls
                                       -----------------------------------------
                                         Name:  Mark A. Solls
                                         Title: Vice President, General
                                                Counsel and Secretary






     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE FIRST ABOVE INDICATED:



          Signature                        Title
          ---------                        -----

             *
---------------------------     President, Chief Executive
      Jacques R. Sardas         Officer and Chairman of the
                                Board of Directors


             *
---------------------------     Executive Vice President, Chief
     William C. Wellborn        Financial Officer and Treasurer
                                (Principal Financial and Accounting
                                Officer)


             *
---------------------------     Director
      John M. Goldsmith


             *
---------------------------     Director
   Charles J. Pilliod, Jr.


             *
---------------------------     Director
       Henry F. Skelsey


             *
---------------------------     Director
     Douglas D. Danforth


             *
---------------------------     Director
        Vincent A. Mai


             *
---------------------------     Director
     Norman E. Wells, Jr.


             *
---------------------------     Director
       John F. Fiedler


By: /s/ Mark A. Solls
   -----------------------
        Mark A. Solls
      ATTORNEY-IN-FACT

                               EXHIBIT INDEX





   EXHIBIT
   NUMBER                           DESCRIPTION
   -------                          -----------
   1.1          Form of Indemnification  Agreement between Morgan Stanley & Co.
                Incorporated and Dal-Tile International Inc.

   1.2.         Form of  Underwriting  Agreement,  among  Morgan  Stanley & Co.
                Incorporated   and  Armstrong   World   Industries,   Inc.  and
                Armstrong Enterprises, Inc.

   2.1. Stock Purchase Agreement, dated as of December 21, 1995, by and among Dal-Tile International Inc., Armstrong Enterprises, Inc., Armstrong Cork Finance Corporation and Armstrong World Industries, Inc. (Filed as Exhibit 2 to the Dal-Tile's Current Report on Form 8-K filed on January 16, 1996 and incorporated herein by reference.)

   4.1. Specimen form of certificate for common stock. (Filed as Exhibit 4.1 to the Dal-Tile's Registration Statement on Form S-1 (No. 333-5069) and incorporated herein by reference.)

   5.1. Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the company, as to the legality of the securities being offered.

   23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

   23.2.        Consent of Ernst & Young LLP.

   24.1. Powers of Attorney (included on pages II-4 and II-5 of the Registration Statement).

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